PROPERTY LEASE AND POWER PURCHASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease") is made and entered into this 12/15/2021 day, (the "Commencement Date") by and among Tioga Holding, LLC. PA LLC ("Lessor"), Integrated Ventures, In, a Nevada Corporation, ("Lessee").

RECITALS

A. Lessor is currently the owner of record of an entire property, including 4 buildings and its appurtenant parking areas and other exterior improvements (collectively, the "Building"), having a street address of 18385 Route 287, Tioga, PA 16946.

B. Lessor desires to lease a portion of the interior space of the Building to Lessee, and Lessee desires to lease from Lessor such interior space, as defined according to "Area Rented" in Exhibit A ("Key Terms"), together with the rights and privileges to use the common areas thereof together with the other tenants that may from time to time be located at the Building (the "Premises"). The Premises is more particularly described on Exhibit B, attached hereto and made a part hereof.

AGREEMENT

NOW THEREFORE, for and in consideration of the rent, mutual covenants, and agreements hereinafter set forth herein, the parties do hereby mutually agree as follows:

1. Premises. Lessor does hereby lease to Lessee, and Lessee does hereby initially lease from Lessor, the Premises. In addition to the use of the Premises for the "Use" defined in Section 2, below, Lessor further agrees, as a material part of its obligations hereunder, to provide and maintain to the Premises at all times power as defined according to "Power" in Exhibit A ("Key Terms"), subject to the phase-in process described below. Lessor shall furnish electricity to the Premises through a separate meter or meters (collectively, "Lessee's Meter"). Subject to the terms and conditions outlined in this Lease, Lessee shall have, hold and enjoy the Premises without hindrance from Lessor or any person or entity claiming by, through or under Lessor. Lessee shall have unlimited and direct access to the Premises at all times (24/7) during the Term (defined below).

2. Use. Lessee will use and occupy the Premises for purposes as defined according to "Purposes" in Exhibit A ("Key Terms") and general office, networking and other similar and ancillary uses thereto (collectively, the "Use"). Without the prior written consent of Lessor, which may not be unreasonably withheld, conditioned or delayed, the Premises will not be used for any other purpose; provided, however, Lessee will not use or occupy the Premises for any unlawful purpose, and will comply with all present and future laws, ordinances, regulations and orders of all agencies of the Federal, state and local governments and any other public authority having jurisdiction over the Premises with respect to Lessee's operations. Lessee shall not use the Premises in any manner which will cause a cancellation of any insurance policy covering the Building or which poses an unreasonable risk of damage or injury to the Premises. Lessor acknowledges and agrees that the proposed uses set forth above shall not violate these requirements.

3. Term.

(a) Initial Term. The term of this Lease shall be the period defined according to "Duration" in Exhibit A ("Key Terms").

(b) Termination for Failure to Consume Electricity. If during the Term Lessee fails to consume less then 95% of the agreed upon electricity at the Premises for a period of thirty (30) days or more, or purchases electricity from any party other than Lessor or Lessor's designee, then Lessor may cancel this Lease with immediate effect by providing written notice to Lessor.

4. Rent.

(a) Monthly Payments/Rent. As Lessee's sole financial obligation to Lessor under this Lease, Lessee shall pay Lessor an amount as defined according to "Monthly Payment" in Exhibit A ("Key Terms"). Lessor shall invoice Lessee monthly (each, an "Invoice"), each of which shall present Lessee with a calculation of the component costs due for the subsequent month according to the terms described in Monthly Payment. Lessee shall make payment to Lessor for all amounts shown on an Invoice within seven (7) days of receipt of such Invoice without set-off or deduction.

(b) Late Fee. Lessee covenants and agrees to pay to Lessor a late payment fee for any installment of Rent or additional rent that Lessee fails to pay when due in an amount equal to 5% of amount of Rent or additional rent invoiced by Lessor.

5. Deposit. Lessee agrees to pay Lessor a security deposit equivalent to an amount as defined according to "Security Payment" in Exhibit A ("Key Terms").

6. Lessor & Lessee Services.

(a) Critical Power, Internet Services and Hardware. Subject to the terms and conditions herein, Lessor shall make available throughout the Term the KW of capacity set forth in Section 1 hereof and use its best efforts to make available internet access with upload speeds of at least 10 megabytes per MW of capacity required to be provided to Lessee and in no case less than the sufficient electrical power and internet access to enable Lessee to continuously operate the equipment (the "Hardware") described on Exhibit C and Lessee's other equipment located in the Premises at full capacity without interruptions. Except for step-down electrical transformers, which are Lessor's responsibility to provide (and must be provided in the quantity necessary for Lessee's operations) and maintain at its cost without reimbursement from Lessee, Lessee is responsible for cabling, wiring, racks, switch panels, PDU's or any equipment required to run the Hardware. Lessee agrees to assemble and maintain equipment according to all federal, state and local laws, codes, rules and regulations and otherwise reasonably acceptable to Lessor. Lessee agrees to pay to Lessor the pro rata cost of operating the HVAC equipment necessary to ventilate Lessee's space. If Lessor requires reasonable alterations or changes to Lessee's Hardware configuration for legitimate safety reasons, Lessee agrees to make the necessary alterations at Lessee's expense. Lessor shall use its best efforts to provide such electrical power and internet no less than ninety-five percent (95%) of the time (24/7) during any thirty (30) day period. Lessee shall not be responsible for paying any charges (directly or through reimbursement of Lessor) in connection with the provision of internet access, including, without limitation, and fees charged by internet

services providers, and, except as otherwise expressly provided in this Lease, Lessee shall not be responsible for any utility costs, common area expenses or other operating, maintenance or insurance costs associated with the Building. Lessor shall have the right to interrupt services for short amounts of time (average 15 minutes or less) several times a year to fulfill certain possible Demand Response Capacity obligations vis-à-vis the gird. During such shutdowns Provider shall compensate Client for lost crypto income plus a margin of 10%.

(b) On-Site Personnel. Lessee is responsible for the maintenance and repair of its own equipment. Lessor shall provide Lessee with the contact information for Lessor's on-site attendant.

(c) Security. Lessee acknowledges that other tenants may need to, and are hereby granted, access to the Premises for ingress and egress to their own leased premises. Lessee shall take reasonable steps to make sure that the Premises and the Hardware (and any ancillary equipment) is secure. Lessor has or intends to adopt certain rules and regulations for the safety of the Building and its tenants. Lessee hereby agrees to abide by any and all rules and regulations adopted by Lessor from time to time.

7. Installation Maintenance and Repair by Lessee. Lessee, at its sole cost, shall install, and keep and maintain the following in good and safe condition: (i) the Hardware (ii) the cables, routers, switches, networking hubs and other equipment owned by Lessee and installed or located in, on or under the Premises, and (iii) all other furniture fixtures, equipment and personal property owned by Lessee that is installed or in, on or under the Premises. If Lessee desires any cleaning of the Premises after the Commencement Date, Lessee, at Lessee's cost, shall perform such cleaning, and any such cleaning shall be at Lessee's sole risk.

8. Maintenance and Repair by Lessor. Lessor shall maintain in good condition, the following (the "Lessor Repair Items"): (i) any equipment or trade fixtures within the Premises owned or leased by Lessor, (ii) the structural components of the Building, including, without limitation, structural walls and foundation, together with all finished surfaces of the Building (including the Premises), except for any damage or unreasonable wear and tear' thereto caused solely by Lessee; (iii) the roof, sunroof, gutters and downspouts of the Building, (iv) all Building systems, including, without limitation, the mechanical, electrical, infrastructure, plumbing, storm water management, HVAC, fire detection and suppression systems, and building security; and (v) all of Lessor's furniture, fixtures and equipment located in or serving the Premises, and any other maintenance, repair, or replacements of the Building (including the common areas) that may become necessary or appropriate from time to time. Notwithstanding the foregoing, Lessor Repair Items shall not include any items that are expressly made the responsibility of Lessee under Section 7, above, and do not include any equipment belonging to Lessee. Lessor will provide to Lessee, prior to the Commencement Date and thereafter, prior to the commencement of each calendar quarter during the Term, a schedule of planned maintenance for the succeeding calendar quarter setting forth the calendar month during which Lessor expects to perform planned maintenance to the Building's mechanical, electrical or HVAC infrastructure. Lessor reserves the right to modify and/or improve any of the Lessor Repair Items so long as such modifications do not materially interfere with Lessee's access to or use of the Premises.

9. Trade Fixtures/Alterations. Throughout the Term, Lessee shall have the right to install in the Premises such customary, moveable equipment (e.g., fans, machines, servers, containment systems, cables and connections) and make penetrations in and attach fixtures and equipment to the floor and walls (collectively, "Lessee's Equipment and Fixtures") as Lessee may desire so long as none of such installations, penetrations or attachments will (i) materially, adversely affect any equipment provided by Lessor, (ii) materially, adversely affect the structural components of the Building, or (iii) exceed the floor loading specifications for the Premises. Lessee shall not have the right to make any alterations to the areas of the Building outside of the Premises without the prior approval of Lessor, which shall not be unreasonably withheld, conditioned or delayed. Lessee shall perform all modifications, alterations, installations and other work in a good, workmanlike and lien-free manner in accordance with all applicable laws, rules and regulations. At the expiration or termination of this Lease, Lessee shall be entitled to remove Lessee's Equipment and Fixtures from the Building. Lessee's Equipment and Fixtures will remain the property of Lessee, and Lessor hereby expressly waives and releases any lien or other security interest in Lessee's Equipment and Fixtures however created or arising. If Lessee fails to remove Lessee's Equipment and Fixtures within thirty (30) days following the end of the Term or Renewal Term (as the case may be), then Lessee's Equipment and Fixtures shall be deemed abandoned and may be retained by Lessor or disposed of by Lessor at Lessee's expense.

10. Entry for Repairs and inspections. Lessee will permit Lessor, or its representatives, contractors, agents and appraisers, to enter the Premises, during normal business hours, and upon not less than twenty-four hours' notice to Lessee (except in the event of an emergency), to examine, inspect and protect the same, and to make such emergency alterations and/or repairs as in the judgment of the Lessor may be deemed necessary or appropriate to maintain or protect the Premises or the Building.

11. Services and Utilities. Should any of the Building systems or equipment or Lessor Repair Items break down, or for any cause cease to function properly, Lessor shall diligently work to repair the same promptly, but Lessee shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom; provided, however, that if any Building equipment interruption continues for seven (7) consecutive days or renders the Premises untenantable, then Lessee may terminate this Lease by delivering written notice to Lessor of such termination.

12. Insurance.

(a) Lessee's Insurance. Lessee shall comply with the following insurance requirements:

(i) Lessee shall procure, pay for and keep in full force and effect: (i) commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about, the Premises with combined single limit coverage of not less than $1,000,000, which insurance shall contain a "contractual liability" endorsement insuring performance of Lessee's obligation to indemnify Lessor contained in Section 15; and (ii) fire and property damage insurance in a "Causes of Loss - Special Form" (formerly known as "All Risk") policy insuring Lessee's trade fixtures, personal property, equipment and Mining Hardware (during the Term) for their full actual replacement cost.

(ii) Where applicable and required by Lessor, each policy of insurance required to be carried by Lessee pursuant to this Section: (i) shall name Lessor and such other parties in interest as Lessor reasonably designates as additional insured; (ii) shall be primary and not secondary or contributing; (iii) shall be in a form and carried with companies reasonably acceptable to Lessor; (iv) shall provide that such policy shall not be subject to cancellation, lapse or chance except after at least ten (10) days prior written notice to Lessor; and (v) shall contain a cross liability endorsement and a "severability" clause.

(iii) A copy of certificates evidencing the insurance required to be carried by Lessee pursuant to this Section (appropriately authenticated by the insurer) shall be delivered to Lessor prior to the Commencement Date. IfLessee fails to procure and maintain such insurance, Lessor may, but need not, procure and maintain the same, upon not less than thirty (30) days' prior written notice to Lessee, and Lessee shall pay Lessor as additional Rent the cost thereof.

(iv) Additional pooled insurance covering all Lessees within the facility is being negotiated with a suitable carrier and Lessee agrees to contribute to such pooled insurance in an effort to protect against losses caused by one or more lessee's to other lessee's equipment and lost earnings. Such contribution by Lessee shall be deemed additional rent under this Lease and shall be payable to Lessor upon written demand for the same.

(b) Lessor's Insurance. Lessor shall procure, pay for and keep in full force and effect (i) Special Form "All Risk" property insurance covering the full replacement cost of the Building (including untenanted portions of the Building, and the common areas and exterior improvements) and Lessor's property with no coinsurance limitation, which insurance shall contain a "contractual liability" endorsement insuring performance of Lessor's obligation to indemnify Lessee contained in Section 15, and (ii) a commercial general liability policy including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about, the Building with combined single limit coverage of not less than $1,000,000, which insurance shall contain a "contractual liability" endorsement insuring performance of Lessee's obligation to indemnify Lessor contained in Section 15. Such insurance may be endorsed to cover loss caused by such additional perils against which Lessor reasonably requires, and shall contain reasonable "deductibles" which, in case of insurance, may be up to such amount as is then commercially reasonable. Lessor shall not be required to cause such insurance to cover any of Lessee's equipment, trade fixtures or the Mining Hardware. In addition, Lessor will require any other lessee, tenant or occupant in the Building to carry (i) fire and property damage insurance in a "Causes of Loss - Special Form" (formerly known as "All Risk") policy insuring the full replacement cost of such person or entity's personal property within the Building, (ii) commercial general liability insurance, including property damage, in an amount not less $1,000,000, and (iii) an umbrella excess liability policy on a following form basis above the amounts described in clause (ii) above in an amount not less than $2,000,000.

(c) Release and Waiver of Subrogation. The parties hereto release each other, and their respective agents and employees, from any liability for injury to any person or damage to property that is caused by or results from any risk insured against under any valid and collectible insurance policy carried by either of the parties or required under this Lease, except if such liability was primarily due to the gross negligence or willful misconduct of the otherwise released party. Each party shall cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against the other party and its agents and employees to the extent released above. Notwithstanding anything

herein to the contrary, (i) Lessor hereby waives and releases all claims against Lessee for physical damage to the Premises or the Building or any resulting loss of income and benefits resulting from such damage even if the loss or damage was occasioned by the negligence of Lessee, its agents, consultants or employees, and (ii) Lessee hereby waives and releases all claims against Lessor for physical damage to Lessee's personal property, Lessee's equipment, trade fixtures or the Mining Hardware or any resulting loss of income and benefits resulting from such damage even if the loss or damage was occasioned by the negligence of Lessor, its agents, consultants or employees. The provisions of this Section 14(c) shall survive the expiration or sooner termination of this Lease.

13. Indemnification.

(a) Lessee Indemnification. To the greatest extent permitted by law, Lessee shall hold harmless, indemnify and defend Lessor and its affiliates and its and their respective employees, agents and contractors, with competent counsel reasonably satisfactory to Lessor, from and against all third party claims made or alleged against Lessor for liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments to the extent arising from or relating to (i) the negligence or willful misconduct of Lessee, Lessee's agents or Lessee's invitees, except to the extent caused by the negligence, gross negligence, or willful misconduct of Lessor, Lessor's agents, contractors, or Lessor's invitees, or (ii) any Event of Default by Lessee. The provisions of this Section shall survive the expiration or sooner termination of this Lease.

(b) Lessor Indemnification. To the greatest extent permitted by law, Lessor shall hold harmless, indemnify and defend Lessee and its affiliates and its and their respective employees, agents and contractors, with competent counsel reasonably satisfactory to Lessee, from all third party claims made or alleged against Lessee or any of Lessee's employees, members, directors, or agents for liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments, to the extent arising from or relating to (i) the negligence, gross negligence, or willful misconduct of Lessor, Lessor's agents, Lessor's contractors, or Lessor's Invitees, wherever the same may occur, except to the extent caused by the negligence or willful misconduct of Lessee, Lessee's agents or Lessee's invitees; or (ii) an Event of Lessor's Default under this Lease. The provisions of this Section shall survive the expiration or sooner termination of this Lease.

(c) Notwithstanding anything herein to the contrary, with the exception of Lessor's right to indemnification for losses and liability resulting from a delay by Lessee in surrendering the Premises neither party shall be liable to the other for incidental, indirect, special or consequential damages arising out of, or connected in any way to the Premises, Building or this Lease; provided, that in no event shall the Rent payable to Lessor under this Lease be deemed to be incidental, indirect, special or consequential damages. This waiver includes, but is not limited to, loss of use, loss of profits, loss of income, loss of reputation, unrealized savings or diminution of property value, and shall apply to any cause of action arising in tort, statute or contract; provided, that in no event shall this waiver include the Rent payable to Lessor under this Lease. The provisions of this Section shall survive the expiration or sooner termination of this Lease.

14. Damage to Premises.

(a) Lessor's Duty to Restore. If the Premises are damaged by any casualty event, Lessor shall restore the Premises unless the Lease is terminated by Lessor pursuant to Section 14(b), below. All insurance proceeds available from the fire and property damage insurance carried by Lessor pursuant to Section 14(b), above, shall be paid to and become the property of Lessor. Lessor's obligation to restore shall be limited to the Building, Premises and interior improvements constructed by Lessor as they existed as of the Commencement Date, excluding any of Lessee's alterations, trade fixtures and/or personal property.

(b) Right to Terminate. Either party shall have the right to terminate this Lease by delivering written notice (which may be sent electronically) to the other party in the event any of the following occurs: (i) either the Premises or the Building is damaged by an Insured Peril (defined below) to such an extent that the estimated cost to restore exceeds fifty percent (50%) of the then actual replacement cost thereof; (ii) either the Premises or the Building is damaged by an Uninsured Peril (defined below) to such an extent that the estimated cost to restore exceeds twenty-five percent (25%) of the then actual replacement cost thereof; or (iii) the Premises are materially damaged by either an Insured Peril or an Uninsured Peril within ninety (90) days of the Expiration Date. Either party's right to terminate this Lease shall expire thirty (30) days after the occurrence of the Insured Peril or the Uninsured Peril, as the case may be. As used herein, "Insured Peril" shall mean a peril actually insured against for which the insurance proceeds actually received by Lessor are sufficient (except for any "deductible" amount specified by such insurance) to restore the Premises and Building under then-existing building codes to the condition existing immediately prior to the damage; and "Uninsured Peril" shall mean any peril which is not an Insured Peril. In addition, as contemplated above, Lessee shall have the right to terminate this Lease if at any time there is a loss of electricity available to the Premises in the capacities required hereunder for a consecutive period of fourteen (14) days or immediately if service restoration is projected to take forty-five (45) days or more whether as a result of an Insured Peril or an Uninsured Peril, upon written notice of such election to Lessor within thirty (30) days after the occurrence of the Insured Peril or the Uninsured Peril.

15. Condemnation. If all or any portion of the Premises, the Building or the land upon which the Building is located shall be permanently taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, "Condemnation"), and such Condemnation shall materially and adversely affect Lessee's Use, then this Lease shall terminate on the date possession thereof is taken by such authority, provided, however, that Lessee provides written notice to Landlord of its election to terminate this Lease within thirty (30) days of the date possession thereof is taken. In the event of the Condemnation of any portion of the Premises, the Building or the land upon which the Building is located which does not materially and adversely affect Lessee's Use, then this Lease shall continue in full force and effect as to the part of the Premises not Condemned. Notwithstanding anything herein to the contrary, if twenty-five percent (25%) or more of the Building or the land upon which the Building is located is Condemned, then whether or not any portion of the Premises is Condemned, Lessor shall have the right to terminate this Lease as of the date title vests in such authority. All awards, damages and other compensation paid by such authority on

account of such condemnation shall belong to Lessor, and Lessee assigns to Lessor all rights to such awards, damages and compensation, except to the extent applicable to Lessee's trade fixtures and personal property.

16. Assignment and Subletting. Lessee will not assign, sublet or transfer this Lease without obtaining the prior written consent of Lessor, which may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lessee may, without obtaining Lessor's prior written consent, assign, sublet or transfer this Lease to any affiliated of associated entity or any successor entity which merges with or into, or otherwise consolidates with, Lessee by operation of law or otherwise provided, however, that Lessee shall promptly provide written notice of such assignment or sublease to Lessor. Any assignment or sublease in violation of this Section 16 will be void. If this Lease is assigned, or if the Premises or any part of the Premises are subleased or occupied by anyone other than Lessee, Lessor may collect Rent from the assignee, subtenant, or occupant, and apply the net amount collected to Rent and/or additional Rent. No assignment, sublease, occupancy or collection will be deemed (a) a waiver of the provisions of this Section 16; (b) the acceptance of the assignee, subtenant or occupant of the Premises; (c) release the Lessee from the further performance by Lessee of covenants on the part of Lessee contained in this Lease. The consent by Lessor to an assignment of sublease shall not be construed to relieve Lessee from obtaining Lessor's prior written consent in writing to any further assignment or sublease. Notwithstanding the foregoing, an assignment of this Lease shall be permitted without Lessor's prior consent if it is part of the sale of all or substantially all of Lessee's business (whether by asset sale or transfer of the ownership interests of Lessee's entity) or is part of a merger or consolidation transaction provided, however, that Lessee shall promptly provide written notice of such assignment.

17. Holding Over. Any holding over by Lessee after the Expiration Date without Lessor's written consent shall be an unlawful detainer and Lessee shall be subject to immediate eviction. During such hold over, all the terms and conditions set forth in this Lease shall apply except that Rent shall be determined using a mark-up equal to one hundred twenty-five percent (125%) of the mark-up otherwise applicable during the last month of the Term ("Hold Over Rent"). In addition to paying to Lessor the Hold Over Rent, if Lessee fails to surrender and vacate the Premises on the Expiration Date, Lessee shall indemnify and hold Lessor harmless from and against any and all loss, liability, damages and expenses (including without limitation, attorneys' fees, the costs of investigation and settlement of any claims) reasonably sustained or incurred by Lessor on account of or resulting from such failure, including, without limitation, claims made by any succeeding lessee of all or any part of the Premises or the loss by Lessor of the rent from any succeeding lessee of all or any part of the Premises. Notwithstanding the foregoing, in circumstances where the termination of the Lease is made by Lessor's election as of right hereunder, Lessee shall have at least thirty (30) days after receiving such termination notice to remove its personal property and equipment from the Premises without thereby being deemed a holdover tenant or being liable for any Holdover Rent or any of the other damages provided above.

18. Notices. All notices or other communications hereunder shall be in writing and shall be deemed duly given if delivered in person, by electronic mail, or by certified mail, return receipt requested or by a nationally known overnight delivery service (i) if to Lessor, at 18385 Route 287, Tioga, PA 16946. Attention: [redacted] and (ii) if to Lessee, at 73 Buck Road, Suite 2, Huntingdon Valley, PA 19006, Attention: Steve Rubakh, with copies hand-delivered to the Premises, unless notice of a change of address is given pursuant to the provisions of this Section 18.

19. Lessee's Events of Default.

(a) Lessee shall be in default of its obligations under this Lease if any of the following events occurs (a "Lessee Event of Default"):

(i) Lessee shall have failed to pay Rent or any additional rent when due and such failure continues for more than five (5) business days following Lessee's receipt of Lessor's written notice (which may be sent electronically) of Lessee's failure;

(ii) Lessee shall have failed to perform any term, covenant, or condition of this Lease, and Lessee shall have failed to cure such breach within thirty (30) days after written notice (which may be sent electronically) from Lessor specifying the nature of such breach where such breach could reasonably be cured within said thirty (30) day period, or if such breach could not reasonably be cured within said thirty (30) day period, Lessee shall have failed to commence such cure within said thirty (30) day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed; or

(iii) Lessee shall have sublet the Premises or assigned its interest in the Lease in violation of the provisions contained in Section 16.

(b) Lessor's Remedies. If a Lessee Event of Default occurs, Lessor shall have the following rights and remedies:

(i) This Lease shall not terminate unless Lessor gives Lessee written notice (which may be sent electronically) of its election to terminate and no act by or on behalf of Lessor intended to mitigate the adverse effect of such breach shall constitute a termination of Lessee's right to possession unless Lessor gives Lessee written notice (which may be sent electronically) of termination. Should Lessor not terminate this Lease by giving Lessee written notice (which may be sent electronically), Lessor may enforce all of its rights and remedies under this Lease or available at law or in equity, including the right to perform Lessee's obligations and be reimbursed by Lessee for the reasonable cost thereof together with interest at a rate of eight percent (8%) per annum (the "Default Interest Rate") from the date any sum is invoiced to Lessee until Lessor is reimbursed by Lessee.

(ii) Lessor may terminate this Lease, in which event Lessor shall be entitled to damages available under applicable laws. Such damages shall include: (i) the worth at the time of award of any unpaid Rent (including late fees) which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the

unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%); and (iv) subject to the limitations above, any other amount necessary to compensate Lessor for all detriment proximately caused by Lessee's failure to perform Lessee's obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom.

(iii) In addition to, and/or in conjunction with the above remedies, Lessor may (a) disconnect Customer Equipment; (b) take possession of any Customer Equipment; (c) operate Customer Equipment on behalf of the Company; or (d) take title and ownership of Customer Equipment.

(c) The remedies set forth herein are not intended to be exclusive and shall be in addition to the rights and remedies granted to Lessor by applicable law or in equity. Nothing in this Section shall limit Lessor's right to indemnification from Lessee as under this Lease. Any notice given by Lessor in order to satisfy the requirements of this Section shall also satisfy the notice requirements of applicable laws regarding unlawful detainer proceedings.

20. Lessor Events of Default.

(α) Default. Lessor shall be in default of its obligations under this Lease if Lessor shall have failed to perform any term, covenant, or condition of this Lease, and Lessor shall have failed to cure such breach within thirty (30) days after written notice from Lessee (which may be sent electronically) specifying the nature of such breach where such breach could reasonably be cured within said thirty (30) day period, or if such breach could not reasonably be cured within said thirty (30) day period, Lessee shall have failed to commence such cure within said thirty (30) day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed (a "Lessor Event of Default").

(β) Lessee's Remedies. If a Lessor Event of Default occurs, Lessee shall have the following rights and remedies:

(i) Lessee may cure any Event of Lessor's Default at Lessor's cost by taking whatever action is reasonably necessary to cure said Event of Lessor's Default and without any liability for taking any such action. In addition, if Lessor fails to perform its obligations with respect to repair, maintenance, or provision of a service and the failure threatens the physical well- being of people in the Premises or threatens to materially disrupt the Use, then Lessee may provide notice (which may be sent electronically) to Lessor, and may cure such failure if Lessor does not do so immediately after receipt of such notice. Lessor will promptly take all steps necessary to permit Lessee to exercise its cure rights, including the provision of access to all operation manuals and other documentation and disclosure of all underlying software and hardware licenses used for the operation of the Building. Lessee

will be entitled to prompt reimbursement of all reasonable out-of-pocket costs incurred by Lessee to cure such Lessor Event of Default, together with interest on the unpaid portion thereof until fully paid at the Default Interest Rate; however, Lessee will not have any rights under this section or any other self- help rights with respect to any equipment or areas that do not serve Lessee exclusively.

(ii) Lessee may terminate this Lease, in which event Lessee shall be entitled to damages available under applicable laws.

21. Waiver. Lessor's consent to or approval of any act by Lessee requiring Lessor's consent or approval shall not be deemed to waive or render unnecessary Lessor's consent to or approval of any subsequent similar act by Lessee. The receipt by Lessor of any Rent or payment with or without knowledge of the breach of any provision hereof shall not be deemed a waiver of or consent to any such breach unless such waiver is in writing and signed by Lessor. No delay or omission in the exercise of any right or remedy accruing to Lessor upon any breach by Lessee shall impair such rights or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained. Lessor's acceptance of any Rent shall not under any circumstances constitute consent to any holdover, tenancy, or other matter requiring Lessor's consent, nor a waiver of any rights of Lessor, nor shall Lessor be thereby estopped, nor shall Lessee obtain thereby any other rights, provided that within thirty (30) days of receipt, Lessor returns the funds to Lessee. The payment of any amount charged to Lessee shall not constitute a waiver of its right to challenge the validity or amount of such charge.

22. Severability. In the event any part of this Lease is held to be unenforceable, or invalid, for any reason or cause, the balance of this Lease shall not be affected and shall remain in full force and effect during the term of this Lease.

23. Subordination. This Lease is subject and subordinate at all times to all ground or underlying leases, all mortgages and/or deeds of trust, all covenants, restrictions, easements, and encumbrances which may now or hereafter affect such leases or the real property of which the Premises form a part, and all future renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative, and no further instrument of subordination shall be required by any mortgagee or trustee. In confirmation of such subordination, Lessee shall promptly execute and deliver a commercially reasonable subordination, nondisturbance and attornment agreement reasonably acceptable to Lessee within thirty (30) days following Lessor's written request. Provided, however, that notwithstanding the foregoing, the party secured by any such mortgage shall be required to recognize this Lease and agree not to disturb Lessee's rights and privileges under this Lease, and in the event of any foreclosure sale under such deed of trust, this Lease shall continue in full force and effect, in which event Lessee shall attorn to such party secured by such deed of trust or purchaser as Lessor under this Lease.

23. Estoppel Certificate. Lessee shall from time to time, within thirty (30) days after the Lessor shall have requested the same, execute, acknowledge and deliver to Lessor or its designee a commercially reasonable written instrument (a) certifying that this Lease is in full

force and effect and has not been modified, supplemented or amended in any way (or, if there have been modifications, supplements or amendments thereto, that it is in full force and effect as modified, supplemented or amended and stating such modifications, supplements and amendments); (b) stating the rent payable and dates to which the rent and other charges hereunder have been paid by Lessee; (c) stating whether or not to Lessee's actual knowledge, without inquiry, Lessor is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each such default; and (d) stating the Lease commencement date and Lease expiration date. Any such statement delivered pursuant hereto may be relied upon by any owner of the Building, any mortgagee or prospective mortgagee or purchaser of the Building, or any prospective assignee of any mortgagee.

24. Brokerage Commissions. Each party hereto (i) represents and warrants to the other that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder's fees which would be earned or due and payable by reason of the execution of this Lease, and (ii) agrees to indemnify, defend, and hold harmless the other party from any claim for any such commission or fees which result from the actions of the indemnifying party.

25. Certain Rights Reserved by Lessor. Lessor hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Lessee): (a) to change the name of the Building and/or the arrangement and/or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, (b) to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the lessees, in such a manner as it deems best for the benefit of lessees generally, to erect, use and maintain pipes and conduits in and through the Building, and (c) to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building; provided, however, none of the above shall disturb or interfere with Lessee's Use. Lessor shall notify Lessee prior to changing the name of the Building or the arrangement and/or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the Building.

26. Miscellaneous.

(a) Entire Agreement. This Lease constitutes the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. This Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, and understandings, if any, between Lessor and Lessee. No modification to this Lease shall be effective unless in writing signed by the parties.

(b) No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Lessor and Lessee, or to create any other relationship between the parties hereto other than that of Lessor and Lessee.

(c) Authority. Lessor and Lessee covenant each for itself, that each has full right, power and authority to enter into this Lease upon the terms and conditions herein set forth. If Lessee signs as a corporation or limited liability company, each of the persons executing this Lease on behalf of Lessee does hereby covenant and warrant that Lessee is a duly authorized and existing corporation or limited liability company, qualified to do business in the state in which

the Building is located, that the corporation or limited liability company has full right and authority to enter into this Lease, and that each and both persons signing on behalf of the corporation were authorized to do so. Lessee shall advise Lessor in writing if the name and address of its resident agent is changed during the Term hereof.

(d) Recording. Neither party to this Lease shall record this Lease.

(e) Quiet Possession. Upon Lessee's paying Rent hereunder and observing and performing all of the covenants, conditions and provisions on Lessee's part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease and the rights of mortgagees.

(f) Benefit and Burden. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective heirs, executors, administrators, successors, and assigns. Lessor may freely assign its interest hereunder.

(g) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of New York. No conflicts of law rules of any state or country (including, without limitation, New York conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state other than New York. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of New York, with venue in the County of New York (Borough of Manhattan). Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of New York in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by New York law and consent to the enforcement of any judgment so obtained in the courts of the State of New York on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of New York were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(h) Waiver of Trial by Jury. Lessee and Lessor each hereby waives all rights to trial by jury in any claim, action, proceeding or counterclaim by either Lessor of Lessee against the other on any matters arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee and/or Lessee's use or occupancy of the Premises.

(i) Attorneys Fees. If either Lessor or Lessee shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover Rent, to terminate this Lease or otherwise to enforce, protect or establish any term or covenant of this Lease, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys' fees, court costs, and experts' fees as may be fixed by the court.

(j) No Construction Against Drafting Party. Lessee and Lessor acknowledge that each of them had an opportunity to review this Lease and that this Lease shall not be construed against Lessor merely because Lessor has prepared it.

(k) Time of the Essence. Time is of the essence of each and every provision of this Lease.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the day and year first written above.

LESSOR:

TIOGA HOLDING, LLC

By: [redacted]
Name: [redacted]
Title: Partner

LESSEE:

[INTEGRATED VENTURES, INC]

By: [redacted]
Name: Steve Rubakh
Title: CEO

EXHIBIT A

Key Terms

Area To Be Rented:

Metal shop building with total of 12,134 square feet of floor area, including small office space.

Power To Be Provided:

Up 10000 kilowatts ("KW") or 10 megawatt ("MW") of electrical power.

Purpose:

The hosting of crypto mining equipment.

Duration:

The term of this Lease shall be 36 months (the "Term"), commencing on December 15, 2021 (the "Commencement Date"), and ending on December 15, 2024 (the "Expiration Date").

Monthly Payment:

(i) Lessee agrees to pay base rent of [redacted] plus (ii) the estimated cost of the electricity to be consumed by Lessee, provided at rate of [redacted] per kwh, which is calculated, based on the average market cost of electricity plus transmission. taxes and fees incurred at the Premises during the previous calendar month times the Power, plus a pro-rated charge for the Lessee's use of ventilation and other shared services on the Premises. which shall be calculated based on the Area Rented as a percentage of the total space served by these shared services times the actual cost of these shared services during the previous calendar month.

(ii) In addition, Lessee agrees to pay [redacted] per kwh for on-site support.

In addition, in all months after the first, the Monthly Payment will include an offset equal to the difference between the prior month's Monthly Payment and the actual costs incurred by Lessee for the period estimated, calculated based on the actual cost of electricity plus transmission taxes and fees incurred at the Premises during that period times actual electricity consumed as measured by Lessee's Meter, plus a pro-rated charge for the Lessee's use of ventilation and other shared services on the Premises, calculated based on the Area Rented as a percentage of the total space served by these shared services times the actual cost of these shared services during the previous calendar month.

Security Payment:

None.

EXHIBIT B

Description of the Premises

[12,134 SQ FT metal shop building with small office space]

EXHIBIT C

Description of the Hardware

[Miners: Antminer S19 and Avalon A1246]